Financial business analyst named
FacePrint Global Solutions Chief Financial Officer

FRESNO, Calif., October 2, 2006 - FacePrint Global Solutions (FGS) [FCPG.OB] has announced that Canon Bryan - a financial analyst with over 10 years’ experience with companies involved in mining, biotechnology and information technology, and financial institutions that are publicly-listed in Canada, the United States and Europe - has been appointed as FGS’s new Chief Financial Officer.

Since 2000, Mr. Bryan has been the managing director of his private company, ACB Analytics, providing financial advisory services to private and public companies.

Mr. Bryan is currently Chief Financial Officer for CYOP Systems International, a Company traded on the Over-The-Counter Bulletin Board. CYOP Systems International is a provider of multimedia transactional technology solutions and services for the entertainment industry, and a developer of online games, poker, and bingo.

Mr. Bryan has worked in a variety of industries. For example, he serves as CFO for the International Pilots Group, a private charter airline and resort development business. He was a senior financial analyst for Lasik Vision Corporation, a Vancouver Stock Exchange-listed company that became the world’s largest provider of laser refractive surgical services. He was also a member of the board of directors and chairman of the audit committee for Global Media Corporation, also a NASDAQ-listed company.

“Our search for a chief financial officer has been a meticulous and studious one, and we were immediately impressed with Mr. Bryan’s credentials and the ideas he is ready to bring to our company,” said FGS spokesman Serge Carrier. “Mr. Bryan’s appointment is a big step forward for FGS.”

“I am pleased to help FacePrint Global Solutions in developing strong internal control and reporting structures,” said Mr. Bryan. “Above all, I look forward to helping the company realize value for all its stakeholders.”

About FacePrint Global Solutions, Inc.: FGS marshals the considerable talent and experience of its high-tech team of professionals towards the creation of imaginative technology solutions to address the critical needs in facial recognition related to identity verification, crime-prevention and worldwide efforts against terrorism. FGS is developing a new methodology and industry standard called the “E-DNA Bioprint Coding System”™, for the transmission of data related to individual faces. Grounded in biometrics, FGS’s solutions encompass a unique composite-picture driven facial recognition system, as presently demanded by both the private and public sectors. FGS’s goal is to become a major provider of technologies, applications and products for identity authentication and validation. FGS is headquartered in Fresno, California. ( www.faceprint.tv ).

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